EXHIBIT 99.3


                                VCA ANTECH, INC.
                          INCREASES FINANCIAL GUIDANCE
                              FOR FISCAL YEAR 2002


     LOS ANGELES, CA, OCTOBER 24, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF), a leading animal health care company in the United States, today announced a change in its financial guidance for fiscal year 2002.

     In response to its strong performance for the third quarter, VCA Antech, Inc. has increased its goal for income before extraordinary loss on early extinguishment of debt to a range of $27-$28 million. Based upon an expected
37.2 million shares outstanding, annual earnings per diluted common share before extraordinary loss on early extinguishment of debt is now expected to be $0.74 in 2002. The Company started the year with expected annual earnings per diluted common share before extraordinary items of $0.64 for 2002.

     In August 2002, the Company refinanced its senior credit facility. In October 2002, as announced in a separate release issued today, the Company repaid a portion of its 15.5% senior notes and retired all of its 13.5% senior subordinated notes. In connection with these two transactions, the Company recognized an extraordinary loss on early extinguishment of debt, net of income tax, of $2.0 million in its third quarter and $5.5 million in its fourth quarter of 2002. As a result, the Company has lowered its net income goal (after extraordinary items) to a range of $19.5-$20.5 million. Based upon an expected
37.2 million shares outstanding, earnings per diluted common share for 2002 is now expected to be $0.54.

     Lastly, because of its strong performance, the Company has increased its EBITDA(1) goal to a range of $100-$103 million. The Company started the year with an expected range EBITDA(1) of $98-$101 million for 2002.


(1) EBITDA is operating income, before depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP. Although EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K and S-4 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech, Inc. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact:Tom Fuller, Chief Financial Officer (310) 571-6505



                                    Page 2